Exhibit 99


               [Great Lakes Chemical Corporation Letterhead]


              GREAT LAKES DECLARES REGULAR QUARTERLY DIVIDEND

               BOARD VOTES TO EXTEND SHAREHOLDER RIGHTS PLAN


 WEST LAFAYETTE, Indiana -- February 15, 1999 -- Great Lakes Chemical Corporation (NYSE:GLK) today announced that its board of directors declared a regular quarterly dividend of $.08 per share, payable on May 4, 1999, to the holders of record of common stock of the company on April 1, 1999.

      In other action, the board voted to extend the protections provided by its existing Shareholder Rights Plan, which was scheduled to expire this year, and adopted a new Shareholder Rights Plan. Under the new Plan, a Right to purchase one share of common stock will be distributed for each common share held by shareholders of record as of April 1, 1999. The board redeemed the outstanding Rights under the initial Shareholder Rights Plan at a price of $.0025 per Right, effective as of the close of business on April 1, 1999, and payable to holders of record on such date. The redemption price will be paid concurrently with the payment of the quarterly cash dividend announced today.

      In the event of certain accumulations of the company's stock, each Right under the new Plan entitles the holder to purchase common stock having a market value equal to twice the Right's exercise price of $170 per share. The new Rights will expire on February 15, 2009.

      Great Lakes Chemical Corporation is the world's leading producer of certain specialty chemicals for such applications as flame retardants, polymer stabilizers, fire extinguishants, water treatment, as well as growing line of performance and fine chemicals for the life sciences industry. The stock of the company is traded on the New York Stock Exchange.


 FOR MORE INFORMATION:    Jeff Portzebowski -- Analysts -- (317) 715-3027
                          Greg Griffith -- Media -- (317) 715-3015